UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2010

Mattson Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24838	77-0208119
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 657-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 8, 2010, the Board of Directors of Mattson Technology (the "Company") adopted a new form of indemnity agreement (the "Indemnity Agreement") which the Company expects to enter into with all of its directors and executive officers. The Indemnity Agreement replaces a prior form of indemnity agreement that the Company adopted in 1997.

The Indemnity Agreement provides, among other things, that subject to the procedures set forth in the Indemnification Agreement: (i) the Company will indemnify, hold harmless and exonerate the Indemnitee (as defined in the Indemnification Agreement) to the fullest extent permitted by applicable law and subject to certain limitations and exceptions, in the event Indemnitee was, is or is threatened to be made a party to or a participant (as a witness or otherwise) in a Proceeding (as defined in the Indemnification Agreement); (ii) if requested by Indemnitee, and subject to certain exceptions, the Company will advance Expenses (as defined in the Indemnification Agreement) incurred in connection with any Proceeding to the Indemnitee; and (iii) the rights of the Indemnitee under the Indemnification Agreement are in addition to any other rights the Indemnitee may have under applicable law, the Company's articles of incorporation or bylaws, or otherwise. The Indemnification Agreement also sets forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, the limitations on and exclusions from indemnification, and the minimum levels of directors' and officers' liability insurance to be maintained by the Company.

The foregoing summary of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement referenced as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) See disclosure under Item 1.01 above.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number	Description
10.1	Form of Indemnity Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 9, 2010

Mattson Technology, Inc.

By: /s/ Andy Moring

Andy Moring
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit
Number	Description
10.1	Form of Indemnity Agreement. Also provided in PDF format as a courtesy.